EXHIBIT 2.6

     AGREEMENT FOR PURCHASE AND SALE OF CERTAIN ASSETS

     This Agreement is made as of the 16th day of May, 2001, by and between
Paystar Systems, Corp. ("PayStar "), a Nevada corporation, having its principal office at 1110 W. Kettleman Lane, Suite 48, Lodi California 95240
and Fun e-Business.com, Inc. ("Fun e-Business"), a Delaware corporation, having its principal office at 1370 W. San Marcos Blvd, Suite 100, San Marcos,
CA 92069 in accordance with the following facts and objectives:

     RECITALS

     Whereas, PayStar desires to purchase from Fun e-Business and Fun
e-Business desires to sell to PayStar, certain of Fun a-Business' assets on the terms and conditions contained herein,

     Whereas, Edward Bevilacqua and Fun e-Business' key executive officers
("Management") own and or control a majority of the outstanding shares of Fun
e-Business and desire that this transaction be consummated.

     Now Therefore, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, the parties agree as follows.

     ARTICLE 1   PURCHASE AND SALE OF CERTAIN ASSETS

1.1     Sale and Transfer of Assets.  Subject to the terms and conditions set forth in this Agreement, Fun e-Business will sell, convey, transfer, assign, and deliver to PayStar, and PayStar will purchase from Fun e-Business, certain assets and business of Fun e-Business (all of which are sometimes collectively referred to as the "Assets"), including the following:

     1.1.1     all property and other assets described in the Exhibits
attached to this Agreement except for:

     1.1.2     the property and rights described in Exhibit 1.1, attached hereto and made a part hereof, shall be retained by Fun e-Business.

1.2     Consideration From PayStar At Closing.  At Closing, PayStar shall deliver to Fun e-Business the following:

     1.2.1     One Million (1,000,000) shares of PayStar's common stock (the
"Common Stock') with all rights, preferences, privileges and restrictions as provided in PayStar's By-Laws, and

     1.2.2     An option to purchase One Million One Hundred Fifty Thousand shares of PayStar's common stock (the "Option Stock ") issued in the names of
Management as provided in Exhibit 1.2 attached hereto.

1.3     Attachment of Consideration.  If any of the PayStar Common Stock is
transferred, assigned, attached or encumbered before December 31, 2002, then all 1,000,000 shares of the PayStar Common Stock will be redeemable by PayStar for $0.01 per share,

1.4     Assumption of Liabilities.  It is expressly understood and agreed that
PayStar will not be liable for any of the obligations or liabilities of Fun
e-Business of any kind other than those specifically assumed by PayStar under this paragraph.  PayStar agrees to assume the following liabilities:

     1.4.1     the agreement with Grupo Comytel and

     1.4.2     the agreement with Qwest (formedy US West) for the operation of kiosks at Seattle-Tacoma International Airport and Denver International
Airport.

1.5     Allocation of Purchase Price.  The purchase price of the assets shall be allocated as indicated on Exhibit 1.4, attached hereto.  The parties agree to report this transaction for federal tax purposes in accordance with the allocation described in Exhibit 1.4.  The parties further agree that the amounts allocated to the foregoing tangible and intangible assets reflect the fair market value of those assets.

1.6     Sales and Property Taxes; Other Taxes.  PayStar will pay all sales and use taxes arising from the transfer of the Assets and will pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the business.  PayStar will not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before Closing.

     ARTICLE 2   WARRANTIES OF FUN E-BUSINESS AND MANAGEMENT

     Fun e-Business and Management, jointly and severally, represent and warrant that:

2.1     Organization and Standing of Fun e-Business.  Fun e-Business is a
corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware; has all necessary corporate powers to own its properties and operate its business as now owned and operated by it.

2.2     Title to Shares.  Management represents that: a) cumulatively
Management owns, beneficially and of record, of at least 4,000,000 shares of
Fun e-Business common stock; b) 4,000,000 shares are owned by Sikander, Inc.
(a company Fun 9-Business' president is president of and of which approximately 80% is owned by Fun a-Business' children's irrevocable trust)
and c) all such shares are owned free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions.

2.3     Subsidiary.  Fun e-Business owns over 80% of a Delaware corporation,
Sikander Enterprises, Inc., formed to operate and manage kiosks in the United
States.
2.4     Absence of Undisclosed Liabilities.  Fun e-Business does not have any debt, liability, or obligation of any nature, whether due or to become due, that would prevent the completion of the transaction contemplated herein.

2.5     Tangible Personal Property.  Exhibit 1.1 is a complete and accurate schedule describing and specifying the location of all assets owned by, in the possession of, or used by Fun e-Business in connection with its business.

2.6     Trade Names and Trademarks.  Exhibit 1.1 includes a schedule of all trade names, trademarks and service marks owned by Fun e-Business to be assigned to PayStar.  Management has no knowledge of any infringement or alleged infringement by others of any trade name, trademark or service mark.
To the best of Management's knowledge, Fun e-Business has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person or entity.  To the best of
Management's knowledge, Fun e-Business owns, or holds adequate licenses or other rights to use, all trademarks, service marks and trade names necessary for its business as now conducted (including without limitation those listed in Exhibit 1.1), and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

2.7     Patents.  Fun e-Business holds no patents or patents pending but has filed a patent application relating to one or more of the Assets.  To the best of Management's knowledge, Fun e-Business has not infringed or is now infringing on any patent or other right belonging to any person, firm, or corporation.  Fun e-Business has the right and authority to use and to transfer to PayStar such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable them to continue to conduct all phases of its business in the manner presently conducted by it, and that use will not violate any patent or other rights of others.

2.8     Trade Secrets.  Exhibit 1.1 of this Agreement is a complete list, without extensive or revealing descriptions of Fun e-Business's trade secrets, including all customer lists, processes, know-how, computer programs, and other technical data.  Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by PayStar without reliance on the special knowledge or memory of others,

     2.8.1     Fun e-Business is the sole owner of each of these trade
secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others.  Fun e-Business has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Fun e-Business and not to be divulged or misused.

     2.8.2     All these trade secrets are presently valid and protectible and are not part of the public knowledge or literature; they have not, to Fun
e-Business's and Shareholder's knowledge, been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Fun e-Business
2.9     Title to Assets.  Fun e-Business has good and marketable title to all its assets and interests in assets, whether personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Fun e-Business.  All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of liens, pledges charges, encumbrances, equities, claims, covenants, conditions, or restrictions, except for those disclosed herein and possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations.  All tangible personal property of Fun e-Business is in good operating condition and repair.

2.10     Customers and Sales.  Exhibit 1.1 contains a correct and current list of all customers of Fun e-Business.  Management has no information indicating that any of these customer's intend to cease doing business with Fun
e-Business or materially alter the amount of the business they are presently doing with Fun e-Business.

2.11     Other Contracts.  Fun e-Business is not a party to, nor is its business or property bound by, any distributors or manufacturees representative or agency agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease;
or any agreement that is unusual in nature, duration, or amount (including any agreement requiring the performance by Fun e-Business of any obligation for more than one year from closing date) or calling for consideration of more than $5,000 that would prevent Fun e-Business from fulfilling its obligations hereunder.  Fun e-Business is not a party to, nor is it or its property bound by any agreement that is materially adverse to the business, property, or financial condition of Fun e-Business.

2.12     Compliance with Laws.  Fun e-Business has not received notice of any violation of any applicable federal, state, provincial or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation affecting its property or the operation of its business and, to the best of Management's knowledge, there are no such violations that would prevent it from fulfilling its obligations hereunder.

2.13     Litigation.  There are no pending or, to the best knowledge of
Management, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Fun
e-Business, or its business, assets, or financial condition that would prevent
Fun e-Business from fulfilling its obligations hereunder.

2.14     Agreement Will Not Cause Breach.  The consummation of the
transactions contemplated herein will not result in or constitute any of the following:

     2.14.1     A breach of any term or provision of this Agreement;

     2.14.2     A default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the Articles of
Incorporation or Bylaws of Fun e-Business or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Fun e-Business is a party or by which any of them or the property of any of them is bound;

     2.14.3     An event that would permit any party to terminate any
agreement or to accelerate the maturity of any indebtedness or other obligation of Fun e-Business; or

     2.14.4     The creation or imposition of any lien, charge, or encumbrance on any of the properties of Fun e-Business.

2.15     Authority and Consents.  Fun e-Business and Management represent that they have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement.  No approvals or consents of any persons are necessary in connection with it.  The execution and delivery of this Agreement by Fun e-Business has been duly authorized by all necessary corporate action.

2.16     Full Disclosure.  None of the warranties made by Fun e-Business and
Management, or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf, contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made not misleading.

     ARTICLE 3   WARRANTIES OF PAYSTAR

     PayStar represents and warrants that:

3.1     Authority and Consents.

     3.1.1     PayStar is a corporation duly organized, existing, and in good standing under the laws of Nevada.

     3.1.2     The execution and delivery of this Agreement and the
consummation of this transaction by PayStar has been duly authorized, and no further corporate authorization is necessary on the part of PayStar.

     3.1.3     PayStar has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons are necessary in connection with it.
     3.1.4     The shares to be issued in accordance with this Agreement will be validly issued, fully paid and non-assessable.

3.2     Agreement Will Not Cause Breach.  The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

     3.2.1     A breach of any term or provision of this Agreement;

     3.2.2     A default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of ***Fun
e-Business or bylaws of PayStar or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which PayStar is a party or by which it or its property is bound;

     3.2.3     An event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of
PayStar; or

     3.2.4     The creation or imposition of any lien, charge, or encumbrance on any of the properties of PayStar.

3.3     Full Disclosure.  None of the representations and warranties made by
PayStar, or made in any certificate or memorandum furnished or to be furnished by PayStar, or on its behalf, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements made not misleading.

     ARTICLE 4   FUN E-BUSINESS'S OBLIGATIONS BEFORE CLOSING

     Fun e-Business covenants that from the date of this Agreement until the closing:

4.1     PayStar's Access.  PayStar and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to assets of the Fun e-Business being sold hereunder.  Fun e-Business will furnish or cause to be furnished to PayStar and its representatives all data and information concerning the business, finances, and properties of Fun
e-Business that may reasonably be requested.

4.2     Conduct of Business.  Except as provided below, Fun e-Business will carry on its business and activities diligently and in substantially the same manner as it previously has been carried out and will not institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Fun
e-Business as of the date of this Agreement.

4.3     Prior to Closing.  Within five (5) days prior to Closing, Fun
e-Business shall assign its rights and obligations under the contracts listed herein to PayStar.

4.4     PayStar's Failure to Close.  In the event the transaction contemplated herein does not close as a result of a default by PayStar, Fun e-Business shall have the right to:

     4.4.1     Reacquire the contracts assigned to PayStar pursuant to this
Paragraph for a purchase price equal to $1.00, or

     4.4.2     Negotiate a mutually acceptable joint venture arrangement with
PayStar.

4.5     Other Transactions.  PayStar is not purchasing Fun e-Business and as such, without PayStar's consent, Fun e-Business may do or agree to do any action that does not interfere with the activities contemplated herein.

4.6     Existing Agreements.  Other than those contracts and/or agreements being assigned to and assumed by PayStar herein, Fun e-Business may agree to, modify, amend, cancel, or terminate any of its existing contracts or agreements without the consent of PayStar.

4.7     Consents.  As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before Closing, Fun
e-Business will obtain all consents required for the assignment to and assumption by PayStar of the Contracts and agreements listed in Exhibit 1.1 and will furnish to PayStar executed copies of those consents.  PayStar will exercise its best efforts, and promptly execute and deliver any documents and instruments that may be reasonably required, to assist Fun e-Business in obtaining such consents; provided, however, that PayStar will not be obligated under this paragraph to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

4.8     Corporate and Stockholder Approvals.  Fun e-Business will deliver to
PayStar, on or before Closing, a certified copy of resolutions of its Board of
Directors and stockholders authorizing and approving the transaction contemplated herein.

4.9     Warranties True at Closing.  All warranties of Fun e-Business and
Management set forth herein and in any written statements delivered to PayStar by Fun e-Business and/or Management will also be true and correct at Closing as if made on that date.

     ARTICLE 5   PAYSTAR'S OBLIGATIONS BEFORE CLOSING

5.1     Confidential Information.  PayStar agrees that, unless and until
Closing, PayStar and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Fun
e-Business, all data and information about the business of Fun e-Business obtained in connection with this transaction or Agreement, except as may be required by law.  If the transactions contemplated by this Agreement are not consummated, PayStar will return to Fun e-Business all that data and information that Fun e-Business may reasonably request, including worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to PayStar in connection with this transaction.

5.2     Warranties True at Closing.  All warranties of PayStar set forth in this Agreement and in any written statements delivered to Fun e-Business by
PayStar under this Agreement will also be true and correct at Closing Date as if made on that date.

     ARTICLE 6   CONDITIONS PRECEDENT TO PAYSTAR'S PERFORMANCE

6.1     Introduction.  The obligations of PayStar to purchase the Assets pursuant to this Agreement are subject to the satisfaction, at or before
Closing, of all the conditions set out herein.  PayStar may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by
PayStar of any of its other rights or remedies, at law or in equity, if
Management or Fun e-Business is in default of any of their representations, warranties, or covenants under this Agreement.
6.2     Accuracy of Representations.  Except as otherwise permitted by this
Agreement, all representations and warranties by Fun e-Business and/or
Management in this Agreement, or in any written statement that will be delivered to PayStar by any of them under this Agreement, must be true in all material respects on Closing as though such representations and warranties were made on and as of that date.

6.3     Performance by Fun e-Business and Shareholder.  Fun e-Business and
Management must have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this
Agreement to be performed or complied with by them, or any of them, by

6.4     Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before Closing.

6.5     Corporate Approval.  The execution and delivery of this Agreement by
Fun e-Business and the performance of its covenants and obligations under it will have been duly authorized by all necessary corporate action, and PayStar will have received copies of all resolutions pertaining to that authorization, certified by the secretary of Fun e-Business.

6.6     Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Fun
e-Business and delivered to PayStar.

6.7     Regulatory Approvals.  Any regulatory approvals required for consummation of the transactions contemplated by this Agreement will have been obtained.

6.8     Audited Financial Statements.  If required by the SEC for consummation of the transactions contemplated herein, Fun e-Business will have had its financial statements audited by an independent auditing firm satisfactory to
PayStar and its auditors.  In such event, until the audit is completed,
PayStar and Fun e-Business will act as if the audit has been completed.  Both parties agree that Fun e-Business' financial condition is not material so long as it does not prevent Closing.  Audited financial statements, if necessary, are merely for the purpose of meeting SEC requirements.

6.9     Certificate.  PayStar will have received a certificate, dated at
Closing, signed and verified by Management and Fun e-Business' president and treasurer, certifying, in such detail as PayStar and its counsel may reasonably request, that to the best of their knowledge, the conditions specified In this Article 6 have been fulfilled.

6.10     2001 Business Plan.  The Fun e-Business and PayStar shall have agreed upon a Business Plan for 2001.

6.11     Approval of Documents.  The form and substance of all certificates, instruments, opinions, and other documents delivered to PayStar under this
Agreement will be satisfactory in all reasonable respects to PayStar.
Approval of documents will not be unreasonably withheld.

     ARTICLE 7   CONDITIONS PRECEDENT TO FUN E-BUSINESS'S PERFORMANCE

7.1     Introduction.  The obligations of Fun e-Business to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the closing, of all the conditions set out below in this Article 7.  Fun
e-Business may waive any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition will constitute a waiver by Fun e-Business of any of its other rights or remedies, at law or in equity, if PayStar should be in default of any of its representations, warranties, or covenants under this agreement.

7.2     Accuracy of Representations.  All material representations and warranties by PayStar contained in this Agreement or in any written statement delivered by PayStar under this Agreement must be true on and as of the
Closing Date as though such representations and warranties were made on and as of that date.

7.3     PayStar's Performance.  PayStar must have reasonably performed and complied with all covenants and agreements and reasonably satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the closing.

7.4     Approval of Documents.  The form and substance of all certificates, instruments, opinions, and other documents delivered to Fun e-Business under this Agreement will be satisfactory in all reasonable respects to Fun
e-Business.  Approval of documents will not be unreasonably withheld.

7.5     Corporate Approval.  The execution and delivery of this Agreement by
PayStar and the performance of its covenants and obligations under it will have been duly authorized by all necessary corporate action, and Fun
e-Business will have received copies of all resolutions pertaining to that authorization, certified by the secretary of PayStar.

7.6     Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by PayStar and delivered to Fun e-Business.

     ARTICLE 8   CLOSING

8.1     Closing.  The transfer of the Assets by Fun e-Business to PayStar will take place at the principal office of PayStar, on or before June 1, 2001, at such time and place as determined by PayStar upon five (5) days written notice to Fun e-Business after satisfaction or waiver of all conditions to closing in this Agreement, or at such other time and place as the parties may agree to in writing ("Closing").

8.2     Fun e-Business's Obligations at Closing.  At the Closing, Fun
e-Business shall deliver or cause to be delivered to PayStar instruments of assignment and transfer of the Assets, including written consents to the assignment of Fun e-Business's contracts listed in the Exhibits.

8.3     Certificate.  At Closing, Fun e-Business shall deliver to PayStar a certificate executed by Fun e-Business and Management, dated the Closing date, certifying that their respective representations and warranties in this
Agreement are true and correct at Closing, as though each representation and warranty had been made on that date.

8.4     Possession of Assets.  Simultaneously with the consummation of the transfer, Fun e-Business will put PayStar into full possession and enjoyment of the Assets.

8.5     Other Documents.  Fun e-Business, at any time before or after the
Closing Date, will execute, acknowledge, and deliver any further documents, assignments, conveyances, and other assurances, and instruments of transfer reasonably requested by PayStar, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by PayStar for the purpose of assigning, transferring, granting, conveying, and confirming to PayStar, or reducing to possession, the Assets to be conveyed and transferred by this Agreement.

8.6     PayStar's Obligations at Closing.  At Closing, PayStar must deliver to
Fun e-Business, the following instruments and documents against delivery of the items specified in paragraph 8.2:

     8.6.1     One Million (1,000,000) shares of PayStar's Common Stock with such rights, preferences, privileges and restrictions as described elsewhere herein.
     8.6.2     An Option Agreement whereby Management may purchase up to an additional One Million One Hundred Fifty Thousand shares of PayStar's Common
Stock at the price at Closing.

     8.6.3     A certificate executed by PayStar certifying that all PayStar's representations and warranties under this Agreement are true at Closing, as though each of those representations and warranties had been made on that date.

     ARTICLE 9   INDEMNIFICATION

9.1     Fun e-Business's and Management's Indemnity.  Fun e-Business and
Management will jointly and severally indemnify, defend, and hold harmless
PayStar against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees, that PayStar may incur or suffer, directly, or indirectly which arise, result from, or relate to any breach of, or failure by Fun e-Business or Management to perform, any of their representations, warranties, covenants, or agreements (not including any obligations of Fun e-Business that are to be performed after Closing) in this
Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by them under this Agreement ("Indemnity
Obligation ").

9.2     PayStar's Indemnity.  PayStar will indemnify, defend, and hold harmless Fun e-Business against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees, that Fun e-Business may incur or suffer, directly, or indirectly which arise, result from, or relate to any breach of, or failure by PayStar to perform, any of their representations, warranties, covenants, or agreements (not including any obligations of PayStar that are to be performed after Closing) in this
Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by them under this Agreement ("Indemnity
Obligation").

9.3     Indemnification Procedure.

     9.3.1     Promptly, upon receipt by the party to be indemnified
("Indemnified Party") and held harmless from and against an Indemnity
Obligation, of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency ("Third Party
Claim") relating to an Indemnity Obligation, the Indemnified Party shall notify the party obligated to indemnify it (the "Indemnitor(s)") in writing of its existence, setting forth the relevant facts and circumstances, specifying the basis upon which the Indemnified Party's claim for indemnification is asserted and tender the defense of the Third Party Claim to the Indemnitor(s).

     9.3.2     If Indemnitor(s) accepts responsibility for the defense of
Third Party Claim, then the Indemnitor(s) shall have the right to contest, defend and litigate the Third Party Claim and shall have the right, in its discretion exercised in good faith and upon the advise of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party and provided further that such settlement otherwise complies with the provisions of paragraph 9.3.2.
The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Indemnitor(s).

     9.3.3     Notwithstanding the foregoing, in connection with any
settlement negotiated by Indemnitor(s), no Indemnified Party shall be required to:

          9.3.3.1     Enter into any settlement (i) that does not include the
delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (ii) if the
Indemnified Party shall, in writing to Indemnitor(s) within the ten (10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have Indemnitor(s) tender the defense of such matter back to the Indemnified Party, or (iii) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or

          9.3.3.2     Consent to the entry of any judgment that does not
include a full dismissal of the litigation or proceeding against the indemnified Party with prejudice.

     9.3.4     It is expressly provided, however, that should the Indemnified
Party disapprove of a settlement proposal pursuant to paragraph 9.3.2(a)(ii)
above, the Indemnitor(s)' liability to the Indemnified Party shall, upon, final resolution of such Third Party Claim, be limited to the amount at which the Indemnitor(s) proposed to settle such Third Party Claim prior to the exercise by the Indemnified Party of its right as set forth above.

     9.3.5     If an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Indemnitor(s) shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this paragraph, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such
Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the
Indemnified Party deems fair and reasonable, provided that at least ten (10)
days prior to any such settlement, written notice of its intention to settle is given to Indemnitor(s).  If, pursuant to this paragraph, the indemnified
Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as herein above provided, the Indemnified Party shall be reimbursed by Indemnitor(s) for the reasonable attorneys' fees and other expenses.  No failure by Indemnitor(s) to acknowledge in writing its indemnification obligations under this Agreement shall relieve it of such obligations to the extent they exist.

     ARTICLE 10   OBLIGATIONS AFTER CLOSING

10.1     Operation of Fun e-Business's Business After Closing Date.  PayStar
shall have complete discretion and authority to operate the assets of Fun
e-Business after the Closing Date; provided that PayStar shall exercise reasonable business judgment and engage in normal sales efforts with respect to any business operations that will have a significant impact on the value of
PayStar's common stock.  Subject to PayStar and Fun e-Business agreeing to a business plan for Fun e-Business encompassing 2001 and beyond and subject to meeting agreed upon performance criteria for execution of the business plan,
PayStar agrees to invest the funds needed to meet the milestones set forth in the business plan.

10.2     Management's Non-competition.  Management agrees that each will not, at any time within the one (1) year period immediately following Closing, directly or indirectly engage in, or have any interest in any person, firm,
Fun e-Business, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity that is the same as, similar to or competitive with any activity now engaged in by Fun e-Business.  In addition, during such period Management shall not, directly or indirectly, solicit or attempt to solicit, directly or indirectly, any of Fun e-Business's customers.  Management acknowledges and understands that a portion of the consideration payable to Fun e-Business pursuant to the terms of this Agreement is for his agreements under this
Paragraph.

     10.2.1     Management shall not divulge, communicate, use to the
detriment of or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Fun e-Business, including personnel information, secret processes, know-how, customer lists, formulas, or other technical data.  Management acknowledges and agrees that any information or data acquired on any of these matters or items was received in confidence and as a fiduciary of Fun e-Business.

10.3     Damages.  Management agrees that a breach of any of the provisions of this Article 10 by Management may result in irreparable damage and harm to
PayStar and that PayStar may be without an adequate remedy at law in the event of such breach.  Therefore, Management agrees that in the event of such breach by him, PayStar may, at its election, institute and prosecute proceedings in any court of competent jurisdiction to obtain damages for such breach or to enjoin Management from violating said provision of this Agreement, or both, and that in any such proceedings Management shall not assert that PayStar has an adequate remedy at law for the breach by Shareholder of said provisions of this Agreement.

     10.3.1     Management agrees that the type and duration of the
restrictions imposed are fair and reasonable and are reasonably required for the protection of PayStar and the goodwill associated with the assets of Fun
e-Business being acquired by PayStar and are given as an integral part of this
Agreement.

     10.3.2     If any of the covenants contained in this Agreement, or any part thereof, are construed to be invalid or unenforceable, such determination shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

     10.3.3     If any of the covenants contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision, the parties agree that the court making such determination shall have the power to reduce the duration of such provision and, in its reduced form, such provision shall then be enforceable.

10.4     Change in Fun e-Business's Name.  In the event that PayStar is using and intends to continue using the "Fun e-Business" name, logo, brand or identity, immediately after Closing, Fun e-Business will take all action required to change its name to one that does not Include the words "Fun
e-Business.com."

     ARTICLE 11   COSTS

11.1     Broker's Fees.  Each party represents and warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

     11.1.1     Fun e-Business and PayStar will indemnify and hold one another harmless against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

11.2     Expenses.  Each party will pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein.

     ARTICLE 12   FORM OF AGREEMENT

12.1     Effect of Headings.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

12.2     Word Usage.  Unless the context clearly requires otherwise: Plural and singular numbers will each be considered to include the other.  The masculine, feminine, and neuter genders will each be considered to include the others.  "Shall," "will,"must,"agree," and "covenants" are each mandatory.
"May" is permissive.  "Or " is not exclusive; and "Includes" and "including "
are not limiting.

12.3     Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

12.4     Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

12.5     Drafting.  This Agreement was drafted with the joint participation of the parties and/or their legal counsel.  Any ambiguity contained in this
Agreement shall not be construed against any party as the draftsman, but this
Agreement shall be construed in accordance with its fair meaning.

     ARTICLE 13  PARTIES

13.1     Parties in interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this agreement.  No provision gives any third persons any right of subrogation or action against any party to this Agreement.

13.2     Binding on Successors.  This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     ARTICLE 14   REMEDIES

14.1     Specific Performance.  Each party's obligation under this Agreement is unique.  If any party should default in its obligations under this
Agreement, the parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, except as provided in Paragraph
4.2, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

14.2     Attorneys Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

14.3     Termination.  If either PayStar or Fun e-Business and/or Management materially default in the due and timely performance of any of their warranties or agreements under this Agreement, the non-defaulting party or parties may at Closing give notice of termination of this Agreement, in the manner provided in paragraph 16.1.  The notice will specify with particularity the default or defaults on which the notice is based.  The termination will be effective five (5) days after Closing, unless the specified default or defaults have been cured on or before this effective date for termination.

     ARTICLE 15   NATURE AND SURVIVAL OF WARRANTIES AND OBLIGATIONS

15.1     Representations Survive the Closing.  All representations, warranties, and covenants of the parties contained herein, or in any instrument, certificate, opinion, or other writing provided for in it, will survive
Closing.

     ARTICLE 16   NOTICES, GOVERNING LAW, SEVERABILITY, MISCELLANEOUS

16.1     Notices.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

     16.1.1     Hand-delivered to the other party; or

     16.1.2     Received when sent by telex or facsimile at the address and number set forth below; or the next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receive a confirmation of delivery from the delivery service provider.

PayStar     Chief Executive Officer
                              PayStar Systems Corp.
                              1110 W. Kettleman, Suite 48
                              Lodi, CA 95240
                              Phone:   209-339-0483
                              Fax:   209-339-9637

Fun e-Business     Chief Executive Officer
                              Fun e-Business.com, Inc.
                              27475 Ynez Road, #153
                              Temecula, CA 92591
                              Phone:   888-385-4386
                              Fax:   707-516-0924

16.2     Governing Law.  This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

16.3     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this agreement be construed to remain fully valid, enforceable, and binding on the parties.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

PAYSTAR     FUN E-BUSINESS

/s/ William D. Yotty, CEO*         /s/ Edward Bevilacqua
                                       Edward Bevilacqua, President
* Subject to board of directors
approval within 30 days                    MANAGEMENT

                                   /s/ Edward Bevilacqua
                                       Edward Bevilacqua

                                   John Boozer

                                   /s/ Weston Jones
Weston Jones

                                   /s/ Daniel Normand
                                       Daniel Normand

                                   /s/ Byron Van Zandt
                                       Byron Van Zandt

     ADDENDUM TO AGREEMENT FOR PURCHASE AND SALE OF CERTAIN ASSETS

This Addendum is to the Agreement for Purchase and Sale of Certain Assets (the
"Agreement") dated May 16, 2001, by and between PayStar Communications
Corporation, a Nevada corporation ("PayStar"), and Fun e-Business.com, Inc., a
Delaware corporation ("Fun e-Business").

In accordance with the terms and conditions of Section 12.3 of the Agreement, the parties thereto amend the Agreement as follows:

1.     The Agreement mistakenly designates the contracting party as "Paystar
Systems, Corp."  The legal name of PayStar, and the party to the Agreement, is and shall be PayStar Communications Corporation.

2.     Subsection 1.2.2 is amended to read as follows:

1.2.2     An option to purchase One Million One Hundred Fifty Thousand shares of PayStar's common stock at an exercise price of $1.08 per share, exercisable commencing January 1, 2003 through December 31, 2004, subject to the terms and conditions set forth in the form of the option agreement attached hereto as
Exhibit 1.5 and incorporated herein by this reference.

3.     Subsection 1.2.3 is added to read as follows:

1.2.3     In order to evidence compliance with federal and state securities laws, on or before the Closing, Fun e-Business shall deliver to PayStar a
Representation Form as set forth in Exhibit 1.6 attached hereto and incorporated herein by this reference.

4.     Section 1.7 is added to read as follows:

1.7     Transfer of Assets.  PayStar shall have the right, without the prior consent of Fun e-Business, to transfer any or all of the assets purchased pursuant to the Agreement to a wholly owned subsidiary of PayStar now in existence, or hereafter incorporated and organized.

5.     Subsection 2.8.2 is amended to correct the reference therein to
"Shareholder's knowledge" to "Management's knowledge."

6.     Section 2.17 is added to read as follows:

2.17     Bulk Transfer Laws.  Fun e-Business shall comply with the provisions of any bulk transfer or bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

7.     Section 2.18 is added to read as follows:

2.18     No Covenant as to Tax Consequences.  It is expressly understood and agreed that neither PayStar nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement.

8.     Subsection 3.2.2 is amended to correct and change the reference to "the articles of Fun e-Business" to "the articles of PayStar."

9.     Section 8.1 is amended to change the closing date of the Agreement to
"on or before June 30, 2001, unless mutually agreed to by PayStar and Fun
e-Business."

10.     Section 10.5 is added to read as follows:

10.5     Rescission of Agreement.  This Agreement may be rescinded by either
PayStar or Fun e-Business at any time on or before December 31, 2002, if the other party shall default in the performance of, or shall breach,  any covenant, representation, or warranty of this Agreement, and shall continue in such default or breach for a period of 30 days after there has been given to such party by the other, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default hereunder.  If the defaulting party fails to cure the default or breach within such 30 day period, the other party shall provide written notice of the rescission of this Agreement not more than 30 days following such failure to cure the default or breach, which notice shall be designated as a notice of rescission, but in no event shall such notice of rescission be valid unless given on or before December 31, 2002.  The rescission shall be effective upon the giving of the notice of rescission.  If this Agreement is rescinded by PayStar, the Assets shall be tendered for transfer to Fun
e-Business with the notice of rescission.  If this Agreement is rescinded by
Fun e-Business, the stock and options described in subsections 1.2.1 and 1.2.2 shall be tendered to PayStar for cancellation with the notice of rescission.
Each party will cooperate with the other to return the other, to the extent reasonably practicable, to the position in which such other party was situated immediately prior to Closing, excepting normal wear and tear of the equipment purchased as part of the Assets.  PayStar shall retain any proceeds from operating the equipment or pursuant to the contracts, and shall pay any accounts payable relating to such equipment or contacts through the date of the notice of rescission.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Addendum the day and year set forth below.

PAYSTAR     PayStar Communications Corporation

By /s/ William D. Yotty
       William D. Yotty, CEO

FUN E-BUSINESS:     Fun e-Business.com, Inc.

By /s/ Edward Bevilacqua
       Edward Bevilacqua, President

MANAGEMENT:                         /s/ Edward Bevilacqua
                                        Edward Bevilacqua, Individually

                                   /s/ Weston Jones
                                       Weston Jones, Individually

                                   /s/ Daniel Normand
                                       Daniel Normand, Individually

                                   /s/ Byron Van Zandt
                                       Byron Van Zandt, Individually